Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Selected to Participate in U.S. Treasury Capital Purchase Program

BIRMINGHAM, Ala. – (BUSINESS WIRE) – Oct. 24, 2008 – Regions Financial Corporation (NYSE:RF) announced today that it has received preliminary approval from the U.S. Treasury Department, subject to standard closing conditions, for the investment of $3.5 billion in the company as part of the government’s effort to restore confidence in our nation’s financial system, increase the flow of credit to consumers and businesses, and to provide additional assistance to distressed homeowners facing foreclosure. This will increase Regions’ Tier 1 capital to approximately 10.5 percent.

The Treasury’s plan to invest $3.5 billion in preferred stock and warrants in Regions is part of its program to provide capital to the healthy financial institutions that are the core of the nation’s economy. Treasury originally announced the infusion of $125 billion into nine large banks, and encouraged other strong financial institutions to also participate.

“Regions believes this government program is important to restoring the flow of funds to consumers and businesses, both large and small, who are at the core of our economy,” said Dowd Ritter, Regions’ chairman, president and chief executive officer. “These funds, while still strengthening our capital base, will enable us to expand lending and step up acquisitions.”

Regions will pay the government a 5 percent dividend, or $175 million annually, for each of the first five years of the investment, and 9 percent thereafter unless Regions redeems the shares. The government will also receive 10-year warrants for common stock, which will give the Treasury the opportunity to benefit from an increase in the common stock price of the company.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $144 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates over 1,900 banking offices and approximately 2,400 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from some 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Regions Financial Corporation
Post Office Box 11007
Birmingham, Alabama 35288